Filed Pursuant to Rule 424(b)(3)
Registration No. 333-136249
PROSPECTUS

4,238,250 Shares

Common Stock

This prospectus relates to the resale of up to 4,238,250 shares of common stock of LivePerson, Inc. that may be offered and sold from time to time by the selling stockholders named in this prospectus. Our registration of the resale of the shares held by certain of the selling stockholders is required by the definitive Agreement and Plan of Merger, dated as of June 22, 2006 (the “Merger Agreement”), between LivePerson, Proficient Systems, Inc. (“Proficient”), Soho Acquisition Corp. (a wholly-owned subsidiary of LivePerson) and Gregg Freishtat (as the Proficient shareholders’ representative), pursuant to which LivePerson acquired Proficient in a merger transaction. Pursuant to the Merger Agreement, we will issue up to 4,050,000 shares of common stock to the selling stockholders who are former Proficient shareholders. The exact number of shares will be determined according to, among other things, an earn-out formula contained in the Merger Agreement. The shares are expected to be issued at various times both before and after the effective date of the registration statement of which this prospectus forms a part. Any shares registered for resale on such registration statement, but not actually issued to these selling stockholders pursuant to the earn-out formula, will be deregistered under the Securities Act of 1933, as amended. In addition, a portion of the shares covered by this prospectus are issuable upon the exercise of outstanding warrants held by certain of the selling stockholders. This prospectus also relates to the resale of shares that may be issued pursuant to the terms of the warrants to prevent dilution resulting from stock splits, stock dividends and similar transactions.

We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. The selling stockholders may offer their shares through public or private transactions at prevailing market prices or at privately negotiated prices. The selling stockholders may make sales directly to purchasers or through brokers, agents, dealers or underwriters or through a combination of these methods. The selling stockholders will bear all commissions and other compensation paid to brokers in connection with the sale of their shares.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “LPSN”. On September 25, 2006, the closing sale price of our common stock was $5.80 per share.

Investing in our common stock involves risks.
See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 25, 2006.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is complete and accurate as of the date of this prospectus, but the information may have changed since that date.

Unless the context otherwise indicates, references in this prospectus to the terms “LivePerson,” “we,” “our” and “us” refer to LivePerson, Inc. and LivePerson’s subsidiaries. This prospectus contains other product names, trade names, service marks and trade marks of LivePerson and of other organizations.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read carefully the entire prospectus, including “Risk Factors” and the other information contained or incorporated by reference in this prospectus, before making an investment decision.

LivePerson is a provider of online conversion solutions. Our hosted software enables companies to identify and proactively engage online visitors—increasing sales, satisfaction and loyalty while reducing service costs.

LivePerson’s fully-integrated multi-channel communications platform, Timpani, facilitates real-time sales, marketing and customer service. Our technology supports and manages key online interactions—via chat, email and self-service/knowledgebase—in a cost-effective and secure environment. Blending leading technology, a deep understanding of consumer behavior and industry best practices to create more relevant, compelling and personalized online experiences, LivePerson maximizes the business impact of the online channel.

Our principal executive offices are located at 462 Seventh Avenue, New York, New York, 10018. Our telephone number is (212) 609-4200.

The address of our principal website is www.liveperson.com. Our website address is provided solely for informational purposes, and the information contained on our website does not constitute part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus, before deciding to invest in our common stock. These risks could have a material and adverse impact on our business, results of operations and financial condition. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have a history of losses, we had an accumulated deficit of $101.4 million as of December 31, 2005 and we may incur losses in the future.

Although we have achieved profitability in each three-month period from and including the period ended September 30, 2003, we may, in the future, incur losses and experience negative cash flow, either or both of which may be significant. We recorded net losses of $6.8 million for the year ended December 31, 2002 and $816,000 for the year ended December 31, 2003. We recorded net income of $2.1 million for the year ended December 31, 2004 and $2.5 million for the year ended December 31, 2005. As of December 31, 2005, our accumulated deficit was approximately $101.4 million. We cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. Failure to maintain profitability may materially and adversely affect the market price of our common stock.

Our quarterly revenue and operating results are subject to significant fluctuations, which may adversely affect the trading price of our common stock.

Our quarterly revenue and operating results may fluctuate significantly in the future due to a variety of factors, including the following factors which are in part within our control, and in part outside of our control:

•	market acceptance by companies doing business online of real-time sales, marketing and customer service solutions;

•	our clients’ business success;

•	our clients’ demand for our services;

•	our ability to attract and retain clients;

•	the amount and timing of capital expenditures and other costs relating to the expansion of our operations, including those related to acquisitions;

•	the introduction of new services by us or our competitors; and

•	changes in our pricing policies or the pricing policies of our competitors.

Our revenue and results may also fluctuate significantly in the future due to the following factors that are entirely outside of our control:

•	economic conditions specific to the Internet, electronic commerce and online media; and

•	general economic and political conditions.

Period-to-period comparisons of our operating results may not be meaningful because of these factors. You should not rely upon these comparisons as indicators of our future performance.

Due to the foregoing factors, it is possible that our results of operations in one or more future quarters may fall below the expectations of securities analysts and investors. If this occurs, the trading price of our common stock could decline.

We may be unable to respond to the rapid technological change and changing client preferences in the online sales, marketing and customer service industry and this may harm our business.

If we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions in the online sales, marketing and customer service industry or our clients’ or Internet users’ requirements, our business, results of operations and financial condition would be materially and adversely affected. Business on the Internet is characterized by rapid technological change. In addition, the market for online sales, marketing and customer service solutions is relatively new. Sudden changes in client and Internet user requirements and preferences, frequent new product and service introductions embodying new technologies, such as broadband communications, and the emergence of new industry standards and practices could render the LivePerson services and our proprietary technology and systems obsolete. The rapid evolution of these products and services will require that we continually improve the performance, features and reliability of our services. Our success will depend, in part, on our ability to:

•	enhance the features and performance of the LivePerson services;

•	develop and offer new services that are valuable to companies doing business online and Internet users; and

•	respond to technological advances and emerging industry standards and practices in a cost-effective and timely manner.

If any of our new services, including upgrades to our current services, do not meet our clients’ or Internet users’ expectations, our business may be harmed. Updating our technology may require significant additional capital expenditures and could materially and adversely affect our business, results of operations and financial condition.

If new services require us to grow rapidly, this could place a significant strain on our managerial, operational, technical and financial resources. In order to manage our growth, we could be required to implement new or upgraded operating and financial systems, procedures and controls. Our failure to expand our operations in an efficient manner could cause our expenses to grow, our revenue to decline or grow more slowly than expected and could otherwise have a material adverse effect on our business, results of operations and financial condition.

If we are not competitive in the market for real-time sales, marketing and customer service solutions, our business could be harmed.

The market for online sales, marketing and customer service technology is intensely competitive and characterized by aggressive marketing, evolving industry standards, rapid technology developments and frequent new product introductions. Relatively few substantial barriers to entry in this market exist, but include the ability to design and build scalable software, develop and maintain strong ongoing client relationships with clients of all sizes and, with respect to outsourced solution providers, the ability to design, build and manage a scalable network infrastructure. Established or new entities may enter this market in the near future, including those that provide real-time interaction online, with or without the user’s request.

We compete directly with companies focused on technology that facilitates real-time sales, email management, searchable knowledgebase applications and customer service interaction. These markets remain fairly saturated with small companies that compete on price and features. We face significant competition from online interaction solution providers, including RightNow Technologies and Instant Service, each of which offers hosted applications. While the online conversion market that Timpani Sales and Marketing addresses is fragmented, we face potential competition from Web analytics and online marketing service providers. The most significant barriers to entry in this market are knowledge of:

•	Online consumer purchasing habits

•	Methodologies to correctly engage customers

•	Metrics proving return on investment

•	Technology innovation opportunities

Furthermore, many of our competitors offer a broader range of customer relationship management products and services than we currently offer. We may be disadvantaged and our business may be harmed if companies doing business online choose real-time sales, marketing and customer service solutions from such providers.

We also face potential competition from larger enterprise software companies such as Oracle. In addition, more established technology companies such as Microsoft, Yahoo and Google may leverage their existing relationships and capabilities to offer real-time sales, marketing and customer service applications.

Finally, we face competition from clients and potential clients that choose to provide a real-time sales, marketing and customer service solution in-house as well as, to a lesser extent, traditional offline customer service solutions, such as telephone call centers.

We believe that competition will increase as our current competitors increase the sophistication of their offerings and as new participants enter the market. Many of our larger current and potential competitors have:

•	longer operating histories;

•	greater brand recognition;

•	more diversified lines of products and services; and

•	significantly greater financial, marketing and research and development resources.

Some competitors may enter into strategic or commercial relationships with larger, more established and better-financed companies. These competitors may be able to:

•	undertake more extensive marketing campaigns;

•	adopt more aggressive pricing policies; and

•	make more attractive offers to businesses to induce them to use their products or services.

Any delay in the general market acceptance of the real-time sales, marketing and customer service solution business model would likely harm our competitive position. Delays would allow our competitors additional time to improve their service or product offerings, and would also provide time for new competitors to develop real-time sales, marketing, customer service and Web analytics applications and solicit prospective clients within our target markets. Increased competition could result in pricing pressures, reduced operating margins and loss of market share.

The success of our business is dependent on the retention of existing clients and their purchase of additional LivePerson services.

Our LivePerson services agreements typically have twelve month terms and are terminable upon 30 to 90 days’ notice without penalty. If a significant number of our clients, or any one client to whom we provide a significant amount of services, were to terminate these services agreements, or reduce the amount of services purchased or fail to purchase additional services, our results of operations may be negatively and materially affected. Dissatisfaction with the nature or quality of our services could also lead clients to terminate our service. We depend on monthly fees from the LivePerson services for substantially all of our revenue. If our retention rate declines, our revenue could decline unless we are able to obtain additional clients or alternate revenue sources. Further, because of the historically small amount of services sold in initial orders, we depend on sales to new clients and sales of additional services to our existing clients.

We are dependent on technology systems that are beyond our control.

The success of the LivePerson services depends in part on our clients’ online services as well as the Internet connections of visitors to their Web sites, both of which are outside of our control. As a result, it may be difficult to identify the source of problems if they occur. In the past, we have experienced problems related to connectivity which have resulted in slower than normal response times to Internet user chat requests and messages and interruptions in service. The LivePerson services rely both on the Internet and on our connectivity vendors for data transmission. Therefore, even when connectivity problems are not caused by the LivePerson services, our clients or Internet users may attribute the problem to us. This could diminish our brand and harm our business, divert the attention of our technical personnel from our product development efforts or cause significant client relations problems.

In addition, we rely on two third-party Web hosting service providers for Internet connectivity and network infrastructure hosting, security and maintenance. These providers have, in the past, experienced problems that have resulted in slower than normal response times and interruptions in service. If we are unable to continue utilizing the services of our existing Web hosting providers or if our Web hosting services experience interruptions or delays, it is possible that our business could be harmed.

Our service also depends on third parties for hardware and software, which products could contain defects. Problems arising from our use of such hardware or software could require us to incur significant costs or divert the attention of our technical personnel from our product development efforts. To the extent any such problems require us to replace such hardware or software, we may not be able to do so on acceptable terms, if at all.

Technological defects could disrupt our services, which could harm our business and reputation.

We face risks related to the technological capabilities of the LivePerson services. We expect the number of interactions between our clients’ operators and Internet users over our system to increase significantly as we expand our client base. Our network hardware and software may not be able to accommodate this additional volume. Additionally, we must continually upgrade our software to improve the features and functionality of the LivePerson services in order to be competitive in our market. If future versions of our software contain undetected errors, our business could be harmed. As a result of major software upgrades at LivePerson, our client sites have, from time to time, experienced slower than normal response times and interruptions in service. If we experience system failures or degraded response times, our reputation and brand could be harmed. We may also experience technical problems in the process of installing and initiating the LivePerson services on new Web hosting services. These problems, if unremedied, could harm our business.

The LivePerson services also depend on complex software which may contain defects, particularly when we introduce new versions onto our servers. We may not discover software defects that affect our new or current services or enhancements until after they are deployed. It is possible that, despite testing by us, defects may occur in the software. These defects could result in:

•	damage to our reputation;

•	lost sales;

•	delays in or loss of market acceptance of our products; and

•	unexpected expenses and diversion of resources to remedy errors.

Our clients may experience adverse business conditions that could adversely affect our business.

Some of our clients may experience difficulty in supporting their current operations and implementing their business plans. These clients may reduce their spending on our services, or may not be able to discharge their payment and other obligations to us. These circumstances are influenced by general economic and industry-specific conditions, and could have a material adverse impact on our business, financial condition and results of operations. In addition, as a result of these conditions, our clients, in particular our Internet-related clients that may experience (or that anticipate experiencing) difficulty raising capital, may elect to scale back the resources they devote to customer service technology, including services such as ours. If the current environment for our clients, including, in particular, our Internet-related clients, does not improve, our business, results of operations and financial condition could be materially adversely affected. In addition, the non-payment or late payment of amounts due to us from a significant number of clients would negatively impact our financial condition. During 2005, we increased our allowance for doubtful accounts by $30,000 to approximately $84,000, principally due to an increase in accounts receivable as a result of increased sales, and we wrote off approximately $17,000 of previously reserved accounts, leaving a net allowance of $67,000 at December 31, 2005. During 2004, we increased our allowance for doubtful accounts by $30,000 to approximately $94,000, principally due to an increase in accounts receivable as a result of increased sales, and we wrote off approximately $40,000 of previously reserved accounts, leaving a net allowance of $54,000 at December 31, 2004.

Our business is significantly dependent on our ability to retain our current key personnel, to attract new personnel, and to manage staff attrition.

Our future success depends to a significant extent on the continued services of our senior management team, including Robert P. LoCascio, our founder and Chief Executive Officer. The loss of the services of any member of our senior management team, in particular Mr. LoCascio, could have a material and adverse effect on our business, results of operations and financial condition. We cannot assure you that we would be able to successfully integrate newly-hired senior managers who would work together successfully with our existing management team.

We may be unable to attract, integrate or retain other highly qualified employees in the future. If our retention efforts are ineffective, employee turnover could increase and our ability to provide services to our clients would be materially and adversely affected. Furthermore, the new requirement to expense stock options may discourage us from granting the size or type of stock option awards that job candidates may require to join our company.

Any staff attrition we experience, whether initiated by the departing employees or by us, could place a significant strain on our managerial, operational, financial and other resources. To the extent that we do not initiate or seek any staff attrition that occurs, there can be no assurance that we will be able to identify and hire adequate replacement staff promptly, if at all, and even that if such staff is replaced, we will be successful in integrating these employees. In addition, we may not be able to outsource certain functions. We expect to evaluate our needs and the performance of our staff on a periodic basis, and may choose to make adjustments in the future. If the size of our staff is significantly reduced, either by our choice or otherwise, it may become more difficult for us to manage existing, or establish new, relationships with clients and other counter-parties, or to expand and improve our service offerings. It may also become more difficult for us to implement changes to our business plan or to respond promptly to opportunities in the marketplace. Further, it may become more difficult for us to devote personnel resources necessary to maintain or improve existing systems, including our financial and managerial controls, billing systems, reporting systems and procedures. Thus, any significant amount of staff attrition could cause our business and financial results to suffer.

We believe our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

Generally accepted accounting principles in the United States are subject to interpretation by the FASB, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

For example, in December 2004, the FASB announced its decision to require companies to expense employee stock options by issuing SFAS No. 123 (revised 2004), “Share-Based Payment.” In April 2005, the SEC announced a new rule that delays the implementation of SFAS No. 123(R) until the fiscal year that begins after June 15, 2005. We adopted the provisions of SFAS No. 123(R) as of January 1, 2006. We believe this change in accounting will have a material adverse effect on our reported results of operations. Based upon the current number of outstanding stock options, we expect that the impact of this accounting change will decrease net income per common share by approximately $0.05 for the fiscal year ended 2006. This figure may change based upon additional stock options grants, methodology refinement or other factors. Through the six months ended June 30, 2006, we have recorded approximately $1.0 million in stock-based compensation expense related to the adoption of SFAS No. 123(R).

We cannot predict our future capital needs to execute our business strategy and we may not be able to secure additional financing.

We believe that our current cash and cash equivalents and cash generated from operations, if any, will be sufficient to fund our working capital and capital expenditure requirements for at least the next twelve months. To the extent that we require additional funds to support our operations or the expansion of our business, or to pay for acquisitions, we may need to sell additional equity, issue debt or convertible securities or obtain credit facilities through financial institutions. In the past, we have obtained financing principally through the sale of preferred stock, common stock and warrants. If additional funds are raised through the issuance of debt or preferred equity securities, these securities could have rights, preferences and privileges senior to holders of common stock, and could have terms that impose restrictions on our operations. If additional funds are raised through the issuance of additional equity or convertible securities, our stockholders could suffer dilution. We cannot assure you that additional funding, if required, will be available to us in amounts or on terms acceptable to us. If sufficient funds are not available or are not available on acceptable terms, our ability to fund any potential expansion, take advantage of acquisition opportunities, develop or enhance our services or products, or otherwise respond to competitive pressures would be significantly limited. Those limitations would materially and adversely affect our business, results of operations and financial condition.

If we do not successfully integrate recent or potential future acquisitions, our business could be harmed.

On July 18, 2006, we completed our acquisition of Proficient Systems, Inc. (“Proficient”). In the future, we may acquire or invest in complementary companies, products or technologies. Acquisitions and investments involve numerous risks to us, including:

•	difficulties in integrating operations, technologies, products and personnel with LivePerson;

•
diversion of financial and management resources from efforts related to the LivePerson services or other then-existing operations; risks of entering new markets beyond providing real-time sales, marketing and customer service solutions for companies doing business online;

•	potential loss of either our existing key employees or key employees of any companies we acquire; and

•	our inability to generate sufficient revenue to offset acquisition or investment costs.

These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Our agreement to acquire Proficient requires us to issue equity securities. The issuance of equity securities could be dilutive to our existing stockholders. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions.

We could face additional regulatory requirements, tax liabilities and other risks as we expand internationally.

In October 2000, we acquired HumanClick, an Israeli-based provider of real-time online customer service applications. In addition, we have recently established a sales, marketing and client support presence in the United Kingdom in support of expansion efforts into Western Europe. There are risks related to doing business in international markets, such as changes in regulatory requirements, tariffs and other trade barriers, fluctuations in currency exchange rates, more stringent rules relating to the privacy of Internet users and adverse tax consequences. In addition, there are likely to be different consumer preferences and requirements in specific international markets. Furthermore, we may face difficulties in staffing and managing any foreign operations. One or more of these factors could harm any future international operations.

Political, economic and military conditions in Israel could negatively impact our Israeli operations.

Our product development staff, help desk and online sales personnel are located in Israel. As of June 30, 2006, we had 61 full-time employees in Israel and as of December 31, 2005, we had 51 full-time employees in Israel. Although substantially all of our sales to date have been made to customers outside Israel, we are directly influenced by the political, economic and military conditions affecting Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has caused security and economic problems in Israel. Since September 2000, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians, primarily but not exclusively in the West Bank and Gaza Strip. The election of representatives of the Hamas movement to a majority of seats in the Palestinian Legislative Council in January 2006 has created additional unrest and uncertainty. Recently, there has been a sharp increase in hostilities along Israel’s northern border with Lebanon. Efforts to resolve the conflict have failed to result in an agreeable solution. Continued hostilities between Israel and its neighbors and any failure to settle the conflict could adversely affect our operations in Israel and our business. Further deterioration of the situation into a full-scale armed conflict might require more widespread military reserve service by some of our Israeli employees and might result in a significant downturn in the economic or financial condition of Israel, either of which could have a material adverse effect on our operations in Israel and our business. In addition, several Arab countries still restrict business with Israeli companies. Our operations in Israel could be adversely affected by restrictive laws or policies directed towards Israel and Israeli businesses.

Our reputation depends, in part, on factors which are entirely outside of our control.

Our services typically appear as a LivePerson-branded, Timpani-branded or a custom-created icon on our clients’ Web sites. The customer service operators who respond to the inquiries of our clients’ Internet users are employees or agents of our clients; they are not our employees. As a result, we have no way of controlling the actions of these operators. In addition, an Internet user may not know that the operator is an employee or agent of our client, rather than a LivePerson employee. If an Internet user were to have a negative experience in a LivePerson-powered real-time dialogue, it is possible that this experience could be attributed to us, which could diminish our brand and harm our business. Finally, we believe the success of our services depend on the prominent placement of the icon on the client’s Web site, over which we also have no control.

Our business and prospects would suffer if we are unable to protect and enforce our intellectual property rights.

Our success and ability to compete depend, in part, upon the protection of our intellectual property rights relating to the technology underlying the LivePerson services. It is possible that:

•	any issued patent or patents issued in the future may not be broad enough to protect our intellectual property rights;

•
any issued patent or any patents issued in the future could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in the patents;

•	current and future competitors may independently develop similar technologies, duplicate our services or design around any patents we may have; and

•
effective patent protection may not be available in every country in which we do business, where our services are sold or used, where the laws may not protect proprietary rights as fully as do the laws of the U.S. or where enforcement of laws protecting proprietary rights is not common or effective.

Further, to the extent that the invention described in any U.S. patent was made public prior to the filing of the patent application, we may not be able to obtain patent protection in certain foreign countries. We also rely upon copyright, trade secret, trademark and other common law in the U.S. and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our proprietary technology, processes and other intellectual property, to the extent that protection is sought or secured at all. Any steps we might take may not be adequate to protect against infringement and misappropriation of our intellectual property by third parties. Similarly, third parties may be able to independently develop similar or superior technology, processes or other intellectual property. Policing unauthorized use of our services and intellectual property rights is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology or intellectual property rights, particularly in foreign countries where we do business, where our services are sold or used, where the laws may not protect proprietary rights as fully as do the laws of the United States or where enforcement of laws protecting proprietary rights is not common or effective. The unauthorized reproduction or other misappropriation of our intellectual property rights could enable third parties to benefit from our technology without paying us for it. If this occurs, our business, results of operations and financial condition could be materially and adversely affected. In addition, disputes concerning the ownership or rights to use intellectual property could be costly and time-consuming to litigate, may distract management from operating our business and may result in our loss of significant rights.

Our products and services may infringe upon intellectual property rights of third parties and any infringement could require us to incur substantial costs and may distract our management.

We are subject to the risk of claims alleging infringement of third-party proprietary rights. Substantial litigation regarding intellectual property rights exists in the software industry. In the ordinary course of our business, our services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of services in different industry segments overlaps. Some of our competitors in the market for real-time sales, marketing and customer service solutions may have filed or may intend to file patent applications covering aspects of their technology. Any claims alleging infringement of third-party intellectual property rights could require us to spend significant amounts in litigation (even if the claim is invalid), distract management from other tasks of operating our business, pay substantial damage awards, prevent us from selling our products, delay delivery of the LivePerson services, develop non-infringing software, technology, business processes, systems or other intellectual property (none of which might be successful), or limit our ability to use the intellectual property that is the subject of any of these claims, unless we enter into license agreements with the third parties (which may be unavailable on commercially reasonable terms, or not available at all). Therefore, such claims could have a material adverse effect on our business, results of operations and financial condition.

We may be liable if third parties misappropriate personal information belonging to our clients’ Internet users.

We maintain dialogue transcripts of the text-based chats and email interactions between our clients and Internet users and store on our servers information supplied voluntarily by these Internet users in surveys. We provide this information to our clients to allow them to perform Internet user analyses and monitor the effectiveness of our services. Some of the information we collect may include personal information, such as contact and demographic information. If third parties were able to penetrate our network security or otherwise misappropriate personal information relating to our clients’ Internet users or the text of customer service inquiries, we could be subject to liability. We could be subject to negligence claims or claims for misuse of personal information. These claims could result in litigation, which could have a material adverse effect on our business, results of operations and financial condition. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

The need to physically secure and securely transmit confidential information online has been a significant barrier to electronic commerce and online communications. Any well-publicized compromise of security could deter people from using online services such as the ones we offer, or from using them to conduct transactions, which involve transmitting confidential information. Because our success depends on the general acceptance of our services and electronic commerce, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches.

Risks Related to Our Industry

We are dependent on the continued use of the Internet as a medium for commerce.

We cannot be sure that a sufficiently broad base of consumers will continue to use the Internet as a medium for commerce. Convincing our clients to offer real-time sales, marketing and customer service technology may be difficult. The continuation of the Internet as a viable commercial marketplace is subject to a number of factors, including:

•	continued growth in the number of users;

•	concerns about transaction security;

•	continued development of the necessary technological infrastructure;

•	development of enabling technologies;

•	uncertain and increasing government regulation; and

•	the development of complementary services and products.

We depend on the continued viability of the infrastructure of the Internet.

To the extent that the Internet continues to experience growth in the number of users and frequency of use by consumers resulting in increased bandwidth demands, we cannot assure you that the infrastructure for the Internet will be able to support the demands placed upon it. The Internet has experienced outages and delays as a result of damage to portions of its infrastructure. Outages or delays could adversely affect online sites, email and the level of traffic on the Internet. We also depend on Internet service providers that provide our clients and Internet users with access to the LivePerson services. In the past, users have experienced difficulties due to system failures unrelated to our service. In addition, the Internet could lose its viability due to delays in the adoption of new standards and protocols required to handle increased levels of Internet activity. Insufficient availability of telecommunications services to support the Internet also could result in slower response times and negatively impact use of the Internet generally, and our clients’ sites (including the LivePerson dialogue windows) in particular. If the use of the Internet fails to grow or grows more slowly than expected, if the infrastructure for the Internet does not effectively support growth that may occur or if the Internet does not become a viable commercial marketplace, we may not maintain profitability and our business, results of operations and financial condition will suffer.

We may become subject to burdensome government regulation and legal uncertainties.

We are subject to federal, state and local regulation, and laws of jurisdictions outside of the United States, including laws and regulations applicable to computer software and access to or commerce over the Internet. Due to the increasing popularity and use of the Internet and various other online services, it is likely that a number of new laws and regulations will be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. The nature of such legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, such legislation could subject us and/or our clients or Internet users to potential liability, which in turn could have a material adverse effect on our business, results of operations and financial condition.

As a result of collecting data from live online Internet user dialogues, our clients may be able to analyze the commercial habits of Internet users. Privacy concerns may cause Internet users to avoid online sites that collect such behavioral information and even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our services. In addition, we or our clients may be harmed by any laws or regulations that restrict the ability to collect or use this data. The European Union and many countries within the E.U. have adopted privacy directives or laws that strictly regulate the collection and use of personally identifiable information of Internet users. The United States has adopted legislation which governs the collection and use of certain personal information. The U.S. Federal Trade Commission has also taken action against Web site operators who do not comply with their stated privacy policies. Furthermore, other foreign jurisdictions have adopted legislation governing the collection and use of personal information. These and other governmental efforts may limit our clients’ ability to collect and use information about their Internet users through our services. As a result, such laws and efforts could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations and financial condition.

For example, the LivePerson services allow our clients to capture and save information about Internet users, possibly without their knowledge. Additionally, our service uses a tool, commonly referred to as a “cookie,” to uniquely identify each of our clients’ Internet users. To the extent that additional legislation regarding Internet user privacy is enacted, such as legislation governing the collection and use of information regarding Internet users through the use of cookies, the effectiveness of the LivePerson services could be impaired by restricting us from collecting information which may be valuable to our clients. The foregoing could have a material adverse effect our business, results of operations and financial condition.

In addition to privacy legislation, any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could harm us. Additionally, as we operate outside the U.S., the international regulatory environment relating to the Internet could have a material adverse effect on our business, results of operations and financial condition.

Security concerns could hinder commerce on the Internet.

User concerns about the security of confidential information online has been a significant barrier to commerce on the Internet and online communications. Any well-publicized compromise of security could deter people from using the Internet or other online services or from using them to conduct transactions that involve the transmission of confidential information. If Internet commerce is inhibited as a result of such security concerns, our business would be harmed.

Other Risks

Our stockholders who each own greater than five percent of the outstanding common stock, and our executive officers and directors, will be able to influence matters requiring a stockholder vote.

Our stockholders who each own greater than five percent of the outstanding common stock and their affiliates, and our executive officers and directors, in the aggregate, beneficially own approximately 42.1% of our outstanding common stock. As a result, these stockholders, if acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also have the effect of delaying or preventing a change in control.

The future sale of shares of our common stock may negatively affect our stock price.

If our stockholders sell substantial amounts of our common stock, including shares issuable upon the exercise of outstanding options and warrants in the public market, or if our stockholders are perceived by the market as intending to sell substantial amounts of our common stock, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. The number of shares of common stock subject to the registration statement of which this prospectus forms a part, and the registration statement we filed in January 2004, registering our issuance and sale from time to time of up to 4,000,000 shares of common stock, is much greater than the average weekly trading volume for our shares. No prediction can be made as to the effect, if any, that market sales of these or other shares of our common stock will have on the market price of our common stock.

Our stock price has been highly volatile and may experience extreme price and volume fluctuations in the future, which could reduce the value of your investment and subject us to litigation.

Fluctuations in market price and volume are particularly common among securities of Internet and other technology companies. The market price of our common stock has fluctuated significantly in the past and may continue to be highly volatile, with extreme price and volume fluctuations, in response to the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;

•	changes in market valuations of publicly-traded companies in general and Internet and other technology companies in particular;

•	our announcements of significant client contracts, acquisitions and our ability to integrate these acquisitions, strategic partnerships, joint ventures or capital commitments;

•	our failure to complete significant sales;

•	additions or departures of key personnel;

•	future sales of our common stock;

•	changes in financial estimates by securities analysts; and

•
terrorist attacks against the United States or in Israel, the engagement in hostilities or an escalation of hostilities by or against the United States or Israel, or the declaration of war or national emergency by the United States or Israel.

In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may in the future be the target of similar litigation, which could result in substantial costs and distract management from other important aspects of operating our business.

Anti-takeover provisions in our charter documents and Delaware law may make it difficult for a third party to acquire us.

Provisions of our amended and restated certificate of incorporation, such as our staggered Board of Directors, the manner in which director vacancies may be filled and provisions regarding the calling of stockholder meetings, could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. In addition, provisions of our amended and restated bylaws, such as advance notice requirements for stockholder proposals, and applicable provisions of Delaware law, such as the application of business combination limitations, could impose similar difficulties. Further, provisions of our amended and restated certificate of incorporation relating to directors, stockholder meetings, limitation of director liability, indemnification and amendment of the certificate of incorporation and bylaws may not be amended without the affirmative vote of not less than 66.67% of the outstanding shares of our capital stock entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of our stockholders called for that purpose. Our amended and restated bylaws may not be amended without the affirmative vote of at least 66.67% of our Board of Directors or without the affirmative vote of not less than 66.67% of the outstanding shares of our capital stock entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of our stockholders called for that purpose.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. You can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other similar expressions and comparable terminology. These expressions and terminology relate to, without limitation, statements about our acquisition of Proficient, our market opportunities, our strategy, our competition, our projected revenues and expense levels and the adequacy of our available cash resources. You should not place undue reliance on these forward-looking statements which apply only as of the date of this prospectus. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered and sold pursuant to this prospectus. The selling stockholders will not pay any of the expenses that are incurred in connection with the registration of the shares, but they will pay all commissions, discounts and any other compensation to any securities broker-dealers through whom they sell any of the shares.

DILUTION

None of the shares offered and sold pursuant to this prospectus are being sold by us. Therefore, there will be no dilution in the net tangible book value per share as a result of the sale of the shares offered and sold pursuant to this prospectus.

SELLING STOCKHOLDERS

We are registering the resale of the shares of common stock held by certain of the selling stockholders as required by the definitive Agreement and Plan of Merger, dated as of June 22, 2006 (the “Merger Agreement”), between LivePerson, Proficient Systems, Inc. (“Proficient”), Soho Acquisition Corp. (a wholly-owned subsidiary of LivePerson) and Gregg Freishtat (as the Proficient shareholders’ representative), pursuant to which LivePerson acquired Proficient in a merger transaction. Pursuant to the Merger Agreement, we will issue up to 4,050,000 shares of common stock to the selling stockholders who are former Proficient shareholders. The exact number of shares will be determined according to, among other things, an earn-out formula contained in the Merger Agreement. The shares are expected to be issued at various times both before and after the effective date of the registration statement of which this prospectus forms a part. Any shares registered for resale on such registration statement, but not actually issued to these selling stockholders pursuant to the earn-out formula, will be deregistered under the Securities Act of 1933, as amended (the “Securities Act”). The obligation to issue the shares of common stock to the selling stockholders who are former Proficient shareholders was made pursuant to an exemption from the registration requirements of the Securities Act, as provided by Section 4(2) thereunder.

Other than the right to receive shares pursuant to the Merger Agreement, the selling stockholders who are former Proficient shareholders did not beneficially own any shares of common stock, including shares subject to options or similar rights, as of July 18, 2006. The selling stockholders who are former Proficient shareholders may offer and sell up to 4,050,000 shares of common stock pursuant to this prospectus (except that, as discussed above, any shares registered for resale on the registration statement but not actually issued to the selling stockholders who are former Proficient shareholders pursuant to the earn-out formula in the Merger Agreement will be deregistered).

In addition, 188,250 shares covered by this prospectus are issuable upon the exercise of outstanding warrants held by Genesis Select Corp. and/or one or more of its transferees. This prospectus also relates to the resale of shares that may be issued pursuant to the terms of the warrants to prevent dilution resulting from stock splits, stock dividends and similar transactions.

The following table sets forth the name of each selling stockholder, the number of shares of common stock beneficially owned by each selling stockholder as of July 18, 2006, and the number of shares of common stock that each selling stockholder may offer and sell pursuant to this prospectus. Because each selling stockholder may offer all or a portion of the shares of common stock offered by this prospectus from time to time after the date hereof, no estimate can be made of the number of shares that each selling stockholder may retain upon completion of this offering. However, assuming all of the shares offered by this prospectus are sold by the selling stockholders, after completion of this offering, none of the selling stockholders will own more than one percent of the shares of common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table directly own the shares and have sole voting and sole investment control with respect to all shares beneficially owned. The information with respect to beneficial ownership of common stock held by each selling stockholder is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by the selling stockholders, statements filed with the Securities and Exchange Commission or our actual knowledge.

Within the past three years, none of the selling stockholders have held any position or office with us or any of our affiliates or had a material relationship with us or any of our affiliates.

Name	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Offered Hereby

Gregg Freishtat	849,589	849,589
J. Stephen Hufford	11,076	11,076
Jenny T. Hufford	185	185
David Kassens	2,499	2,499
Neal McEwen	7,602	7,602
Dodge McFall	3,846	3,846
Jackson Wilson	26,852	26,852
Abe Smith	196,185	196,185
Jack Blockley	196,185	196,185
Javad Ra'ed	12,323	12,323
Vikas Rijsinghani	14,279	14,279
Carrie Catlin	4,283	4,283
John Casson	3,568	3,568
Paul Kaib	2,284	2,284
Yaron Yaniv	2,420	2,420
Fulmead Ventures Limited	255,181	255,181
Wagner, Harvey	4,856	4,856
Adviesbeheer GIMV	143,995	143,995
Fuqua Venture Partners I, LLC	316,229	316,229
GIMV N.V.	815,980	815,980
Kinetic Ventures II, L.L.C.	496,087	496,087
Labrador Ventures IV, L.P.	260,172	260,172
MIMES, LLC	102,071	102,071
PAMICA N.V.	172,262	172,262
TW Investment Holdings LLC	69,637	69,637
Adrian M. Grant	93	93
Chris W. Simpson	728	728
Christopher W. Klaus	929	929
Craig C. Sellars	129	129
Craig H. Kessler and Jodi R. Kessler	231	231
Dubnow Family Ventures, LLC	929	929
Elizabeth W. Abernathy	185	185
Eric W. Hartz and Jennifer L. Hartz	185	185
Eurek Partners, LLC	929	929
Franklin Street Investments, LLC	556	556
Greg Malever	185	185
Jack Shakarshy	11,560	11,560
Jack Simpson Sr. Revocable Trust	3,641	3,641
James N. Hufford Trust	464	464
John A. Richards	8,164	8,164
Leonard J. Grossman	651	651
Marc J. Gorlin Revocable Trust Dated 10/23/98, Marc J. Gorlin, Trustee	278	278
Matthew H. Neuberger and Susan L. Neuberger	260	260
Michael S. Karlin	929	929
NSA Investment Partnership	1,117	1,117
Randolph W. Salisbury and Julie D. Salisbury	464	464
Raymond Gentry	1,456	1,456
RBC Dain Rauscher as Custodian	8,719	8,719
Richard S. Ressler	28,360	28,360
Robinson-Humphrey Netlanta Fund I, L.P.	1,395	1,395
Roy F. Cammarano	464	464
Sandoval, LLC	3,602	3,602
Seraphim Partners, LLC	1,860	1,860
Terry L. Moore, IV	1,706	1,706
Tod Trousdell	185	185
Genesis Select Corp.	188,250	188,250
Total	4,238,250	4,238,250

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered for sale by this prospectus on behalf of the selling stockholders. As used in this section, “selling stockholders” includes donees, pledgees, distributees, transferees, or other successors-in-interest. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them.

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our shares of common stock and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with NASD Rule 2440, and in the case of a principal transaction, a markup or markdown in compliance with NASD IM-2440. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the description of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the description of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock and activities of the selling stockholders.

Under a trading restriction agreement among LivePerson, certain selling stockholders who are former Proficient shareholders (the “Significant Shareholders”) and Morgan Stanley, each Significant Shareholder agreed that the Significant Shareholders may not, as a group, directly or indirectly, sell, offer to sell, grant any option for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of (“Transfer”) to any third party any legal or beneficial interest in shares of our common stock (whether pursuant to the registration statement of which this prospectus forms a part, or otherwise), on any given day, constituting more than 10% of the average daily trading volume of our common stock over the 60 days before such day, nor can the Significant Shareholders, as a group, Transfer, in any given week, more than 30% of the average daily trading volume of our common over the 60 days before such week, in each case without the prior written consent of LivePerson, which may be given or withheld in its sole discretion. Notwithstanding the preceding sentence, any Significant Shareholder may Transfer any or all of its shares of our common stock to any third party if (i) such Transfer is executed as a private block sale not executed upon any exchange or through any public securities market and (ii) such third party agrees to be bound by the trading restriction agreement. The foregoing provisions will be in effect until July 18, 2009. Any Transfer permitted to be made pursuant to the trading restriction agreement shall be brokered by Morgan Stanley or any of its affiliates. Each Significant Shareholder has agreed to pay all commissions of Morgan Stanley or any of its affiliates related to any Transfer by such Significant Shareholder. LivePerson has agreed to pay Morgan Stanley’s other reasonable fees and expenses, including attorneys fees, travel expenses, postal and delivery charges, and all other out-of-pocket expenses incurred, in accepting and performing its duties as administrator under the trading restriction agreement.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Proskauer Rose LLP, New York, New York.

EXPERTS

The consolidated financial statements for LivePerson, Inc. and subsidiaries as of December 31, 2005 and for the year then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 (which is included in Management’s Annual Report on Internal Control over Financial Reporting) have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the reports of BDO Seidman, LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements for LivePerson, Inc. and subsidiaries as of December 31, 2004, and for each of the years in the two-year period ended December 31, 2004, have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, located at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with, or furnished to, the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	our Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2006 and June 30, 2006;

•	our Current Reports on Form 8-K or 8-K/A filed on May 16, 2006, June 22, 2006, July 24, 2006 and September 20, 2006; and

•	the description of our Common Stock in our Registration Statement on Form 8-A (File No. 000-30141) under Section 12(g) of the Exchange Act.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the offering of the common stock offered hereby is completed shall be deemed to be incorporated by reference into this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed’’ with the SEC, including our compensation committee report and performance graph (included in our Definitive Proxy Statement), or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K, or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We will provide to you at no cost a copy of any or all of the information incorporated by reference into this prospectus. You may make a request for a copy of this information in writing or by telephone. Requests should be directed to:

LivePerson, Inc.
Attention: Investor Relations
462 Seventh Avenue
New York, NY 10018
(212) 609-4200

4,238,250 Shares

Common Stock

PROSPECTUS

September 25, 2006